Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the use of our report dated March 16, 2015, relating to the consolidated balance sheets of Albany Molecular Research, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

Our report dated March 16, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, Cedarburg Pharmaceuticals, Inc.’s and Oso BioPharmaceuticals Manufacturing, LLC’s (collectively, the “Acquired Businesses”), internal control over financial reporting associated with assets representing 13% of consolidated assets, and revenues representing approximately 10% of consolidated revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Albany Molecular Research, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Businesses.

KPMG LLP

Albany, New York
June 17, 2015